EXHIBIT 99.1

Edgewater Settles Escrow Claims Associated With Fullscope Acquisition

WAKEFIELD, Mass., June 4, 2014 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients, has reached a settlement with the former stockholders of Fullscope, Inc. regarding the reimbursement of certain escrow claims associated with the 2009 acquisition of Fullscope.

As per the terms of the settlement agreement, Edgewater will receive approximately $1.9 million from the escrow accounts to fully satisfy the company's existing escrow account claims; whereas, the former Fullscope stockholders will receive approximately $2.5 million from the escrow accounts, leaving a remaining balance of $250,000 in the escrow accounts. This balance will remain in the escrow accounts for 12 months and will be utilized to cover any potential future sales and use tax exposure that may arise from subsequent state inquiry or audit.

"The settlement of these claims has allowed us to protect the interests of our stockholders and finally put these matters behind us," commented Shirley Singleton, Edgewater's chairman, president and CEO. "To be sure, our acquisition of Fullscope has proved very valuable to Edgewater over the years, as it provided a complementary balance to our service offerings while delivering top and bottom line growth. We are very appreciative of the former Fullscope stockholders, who have demonstrated a commendable level of patience and understanding as we worked through the process of identifying and resolving these issues."

About Edgewater

Edgewater Technology, Inc. (Nasdaq:EDGW) is a strategic consulting firm delivering a blend of classic and product-based consulting services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater's brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

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